ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Appoints Joseph Hart Interim President and Chief Executive Officer

BROKEN ARROW, Oklahoma, July 3, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), today announced that its Board of Directors has appointed Joseph Hart as the Company’s new interim President and Chief Executive Officer and has accepted the resignation of David Humphrey, who is stepping down from his position as Chief Executive Officer and as a member of the Board of Directors to pursue further opportunities, effective immediately.

Mr. Hart has been a member of the Board of Directors at the Company since August, 2015, and will continue to serve on the Board.  Mr. Hart has extensive experience in both turning around and building businesses in the wireless, broadband and cable television space, and a strong technical background.  From 2015 through 2018, he was the Chief Executive Officer for Aero Communications Inc., a private equity-owned company headquartered in Canton, Michigan with annual revenues of $110m and almost 1,000 employees.  Aero Communications performs residential installation and fiber optic cable construction services for Comcast throughout the midwestern U.S. and wireless network upgrades and cell site construction services for AT&T, Verizon and T-Mobile throughout the central region of the U.S.

Mr. Hart began his career in the telecommunications industry with Ameritech and AT&T.  Over a 25-year career he progressed through various positions in sales, operations and project management both in the U.S. and overseas in the Middle East, Latin America and Asia.  In his last position at AT&T as Services Vice President, Mr. Hart created a strategic business unit that designed and constructed fiber optic cable networks for telecommunication companies in both the U.S. and in 37 countries, growing this business unit to over $1 billion in annual revenue and 5,000 employees.  This unit was later merged with a strategic partner of AT&T as part of the Lucent Technologies spinoff.

After the Lucent spinoff from AT&T, Mr. Hart held various roles in the telecommunications industry as the Chief Operating Officer of Fluor Daniel Telecom and then Vice President of International Development for the new wireless tower company startup Crown Castle International where his role was to develop the international tower portfolio in Latin America.  Mr. Hart was at Goodman Networks from 2006 to 2014 where, as the Executive Vice President of Operations, he turned around a troubled wireless business unit into a rapidly growing wireless infrastructure service and project management leader.

 “I look forward to leveraging the knowledge and skills I have gained from my 40 years in the telecommunications industry to improve the operations of the existing businesses and implement new growth strategies for the Company.  I believe that there is opportunity to build out ADDvantage Technologies’ telecommunications business, and I am excited to join the management team at this time,” stated Mr. Hart.

“Joe has extensive leadership, operations and sales experience within the telecommunications sector, and we are pleased to welcome him to the Company’s management team,” stated Jim McGill, Chairman of the Strategic Committee of the Board.  “On the Board, he brought new ideas and energy, and I am looking forward to further working with him in this expanded capacity at the Company.  The Board has been assessing all of the Company’s business units and how they align with our overall strategy.  Therefore, one of Joe’s first tasks will be to continue this assessment and make recommendations to the Board for improvements, growth opportunities and possible divestitures of assets to help finance and drive forward our growth strategies,” continued Mr. McGill.

Mr. Hart has a bachelor’s degree in business administration from Baldwin-Wallace College and a master’s degree in systems management from the University of Southern California.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.